Employment Agreement

This Employment Agreement (this “Agreement”) made on this 25th day of February, 2016 (the “Effective Date”), by and between American Housing Income Trust, Inc., a Maryland corporation with a mailing address for notice purposes of 34225 N. 27th Drive Building 5 in Phoenix, Arizona 85058, which is the location of its wholly-owned subsidiary, American Realty Partners, LLC, an Arizona limited liability company (the “Company”), and Sean Zarinegar with a mailing address for notice purposes of 42132 North Mountain Cover Drive in Anthem, Arizona 85086 (the “Executive”).

WHEREAS, the Company wishes to secure the services of Executive for the term of this Agreement, and Executive is willing to serve as “Chief Financial Officer” and “Treasurer” of the Company upon the terms and conditions hereinafter provided, and pursuant to the terms of the Company’s Bylaws, which Executive acknowledges receipt and understanding thereof.

WHEREAS, the Executive also serves on the Board of Directors as the Chairman of the Board. The Executive serves in this capacity pursuant to the Advisory Board Consulting and Compensation Agreement dated May 15, 2015 (the “Board Consulting Agreement”). The Board Consulting Agreement is being amended concomitant with this Agreement (the “First Amended Board Consulting Agreement”).

WHEREAS, this Agreement governs the Executive’s employment while the First Amended Board Consulting Agreement governs certain rights, duties and obligations of the parties in the Executive serving as the Chairman of the Board. The Executive’s employment under this Agreement and the role of board member under the First Amended Board Consulting Agreement are exclusive except where noted in the First Amended Board Consulting Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.         EMPLOYMENT

The Company hereby employs Executive to serve as its “Chief Financial Officer” and “Treasurer,” and Executive hereby accepts such employment by the Company, upon the terms and conditions herein provided.

2.         DUTIES AND RESPONSIBILITIES

Executive shall report to the Board of Directors of the Company pursuant to the procedures set forth in the Company’s Bylaws. Executive agrees to discharge such duties as may be delegated to him from time-to-time by the Company upon receipt of written notice.  The Company reserves the right to change or modify the designation of Executive or his duties via written notice at Company's discretion from time-to-time. Executive shall devote his full time towards the performance of the duties assigned to him. During the term of his employment, absent approval by the Board of Directors, Executive is not authorized to engage in any other business or occupation. Executive is not prohibited, however, from making personal investments for which the expenditure of time is required.  Executive acknowledges that he shall travel, as reasonably required by the Company, in connection with his employment, subject to the Company paying any and all reasonable expenses in advance of such travel.

3.         LOCATION

The initial principal location where the Executive shall perform services for the Company shall be the permanent business location of the Company.

4.         TERM

This Agreement shall commence on the Effective Date and shall continue for a period of three years (the “Initial Term”). At the expiration of the Initial Term, this Agreement shall be automatically extended for additional successive one (1) year terms (the “Renewal Term”) unless either party gives written notice of its intention to the other party not less than sixty (60) days prior to the expiration of the then current term and any renewal term.

5.         VACATION AND SICK LEAVE

Executive shall be entitled to the number of paid vacation days that is consistent with existing Company policies for its executive officers.  Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

6.         COMPENSATION

The Company had originally retained the services of the Executive on an independent contractor basis to advise the Board of Directors and to serve in the capacity as an officer, and as part of this retention, the Executive had been issued 1,000,000 shares of common stock in the Company. The Company agrees to pay Executive an annual salary equal to $120,000 during the Initial Term or any Renewal Term and on the dates consistent with the Company’s payroll schedule, or 1% of the Company’s assets as reported on its year-end balance sheet, whichever is greater, unless, an opinion of counsel or the Company’s auditors conclude that the asset-based compensation limits or impairs the Company’s intent of becoming a real estate investment trust or impairs the Company’s status as a publicly reporting company in good standing under the rules promulgated by the United States Securities and Exchange Commission.

The Company recognizes that the Executive is a significant employee to the Company, and has incurred and continues to incur risk and exposure in guaranteeing the First Key debt service of the Company and the debt of its subsidiaries, which ultimately benefits the Company and its shareholders. Recognizing that the consideration above does not completely compensate the Executive, the Company has agreed to issue the Executive or his designee a total of 3,000,000 shares of the Company’s common stock on the first, second and third anniversary.

Executive shall be entitled to participate in the Employee Stock Option Plan of the Company, once the Board of Directors for the Company ratifies and approves. The Company and Executive acknowledge and agree that modification of any compensation structure requires a written document signed by both parties. If for any reason the Agreement is terminated, all compensation and commission due to the Executive, either earned directly or indirect, shall be paid by the Company in full to Executive in accordance with this schedule and the laws of Arizona, and shall be paid in the usual course of Company’s payroll.

7.         TERMINATION OF EMPLOYMENT

(a) Without cause, the Company may terminate this Agreement at any time upon thirty (30) days’ written notice to the Executive. If requested by the Company, the Executive shall continue to perform his duties and shall receive salary up to the date of termination, and be entitled to full issuance of any remaining shares of common stock due and owing.

(b) Without cause, the Executive may terminate this Agreement upon thirty (30) days’ written notice to the Company. If requested by the Company, the Executive shall continue to perform his duties and shall receive salary up to the date of termination. In addition, the Company at its discretion may pay the Executive a severance allowance on the date of the termination.

(c) The Company may terminate this Agreement “for cause” immediately without any notice, and without compensation of any kind whether salary or severance, for any of the following events:

(i) If Executive is convicted for an offence of felony or any act involving moral turpitude;

(ii) If Employee commits any act of theft, fraud, dishonesty, or falsification of an employment record;

   (iii) If Executive commits any breach of this Agreement which remains uncured for a period of 14 days following written notice of such breach;

(iv) If Executive fails to perform reasonable assigned duties, or fails to perform those duties expected of a chief executive officer of a publicly reporting company to the United States Securities and Exchange Commission;

(v) If Executive improperly discloses Company’s confidential information; or

(vi) If Executive commits any act which causes detrimental effect to Company’s reputation and business.

8.         NON-COMPETITION

The Executive will agree that for a period of two (2) years following termination of this Agreement, the Executive shall not, directly or indirectly, through services to any partnership of which the Executive is a partner or Executive or through any corporation or other entity in which the Executive has any interest or by whom is employed, compete with the Company or any of its affiliates or subsidiaries, in any activity in which the Company or its affiliates or subsidiaries may have been engaged within five years prior to the termination of this Agreement. Executive agrees that this restraint does not exceed that which is reasonably necessary to protect the Company’s business, is not unreasonably restrictive of the rights of the Executive, does not contravene public policy, and is reasonable as to time and space.

9.         NON-SOLICITATION

The Executive shall not, during the term of this Agreement and for a period of two (2) years immediately following termination of this Agreement, either directly or indirectly, call on, solicit, or take away, or attempt to call on, solicit or take away, any of the customers or clients of the Company on whom the Executive called or became acquainted with during the terms of this Agreement, either for their own benefit, or for the benefit of any other person, firm, corporation or organization.

10.         NON-DISCLOSURE

During the term of this Agreement and thereafter, Executive agrees to keep and maintain confidential all the “confidential information” of the Company, and Executive shall not use or disclose any such confidential information to any person, firm, corporation, or entity for any purpose not authorized by the Company unless the information becomes public through no fault on his part. The Executive understands that any breach of this provision, or that of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement.

 For purposes of this paragraph, “confidential information” shall include information disclosed to or known by Executive as a consequence of his employment with the Company (including information conceived, originated, discovered or developed by Executive) not generally known about the Company’s business, products, services and operations, including without limitation any trade secrets, know how, inventions, customer lists, discoveries and improvements and ideas, whether or not patentable or any other form of proprietary information of the Company. The obligations under this clause are continuing and enduring, and shall not cease on termination of this Agreement.

11.         ILLNESS OR INCAPACITY.

In the event that the Executive cannot perform the duties due to some illness or incapacity for a period of more than four (4) weeks, the compensation otherwise due during said illness or incapacity will be reduced by 35%. The Executive's full compensation will be reinstated upon return to work. However, if the Executive is absent from work for any reason for a continuous period of more than two (2) months, the Company may terminate the Executive’s employment, and the Company's obligations under this Agreement will cease on that date.

Any dispute regarding the existence, extent or continuance of the disability, illness or incapacity shall be resolved by the determination of a majority of three medical doctors who are not Executives of the Company, one of whom shall be selected by the Company, one of whom shall be selected by the Executive and a third whom shall be selected by the other two doctors.

12.         DEATH

Executive's employment hereunder shall terminate upon his death. Any sums due the Executive under this Agreement shall be paid to the Executive’s beneficiary at the next normal pay period after the date of Executive’s death. Any sums due the Executive under the Company’s Profit Sharing Plan shall be paid to the Executive’s beneficiary as provided by the terms of the Plan. After receiving such final payments, the Executive’s surviving spouse and/or his estate shall have no further rights under this Agreement.

13.         EXPENSES

Pursuant to Company policy, the Executive shall be reimbursed for all authorized travel and other reasonable expenses incurred by him in furtherance of the Company’s business upon the Executive’s presentation of an itemized account of expenditures.

14.         BENEFIT PLANS

During the term of this Agreement, the Executive shall be entitled to participate in any medical and dental plans, life and disability insurance plans, retirement plans and any other fringe benefit plans or programs maintained by the Company for the benefit of its Executives. Nothing in this Agreement shall preclude the Company from terminating or amending any Executive benefit plan or program from time to time.

15.         GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

16.         MEDIATION AND ARBITRATION

Any controversy or claim arising out of or in relation to this Agreement or the validity, construction or performance of this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (AAA) under its jurisdiction in the state of Arizona before a single arbitrator. The parties shall have the right to engage in pre-hearing discovery in connection with such arbitration proceedings. The parties agree hereto that they will abide by and perform any award rendered in any arbitration conducted pursuant hereto, that any court having jurisdiction thereof may issue a judgment based upon such award and that the prevailing party in such arbitration and/or confirmation proceeding shall be entitled to recover its reasonable attorneys' fees and expenses. The arbitration award shall be final, binding and non-appealable. The Parties agree to accept service of process in accordance with the AAA Rules.

17.         NOTICES

Any notice to be given hereunder by any party to the other, may be effected either by personal delivery in writing, or by mail, registered or certified, postage pre-paid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraphs of this Agreement, but each party may change their address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing. The Executive agrees to keep the Company current as to his or her business and mailing addresses, as well as telephone, email and mobile numbers.

18.         INJUNCTIVE RELIEF

The Executive recognizes that the covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that the parties would not have entered into this Agreement in the absence of such covenants, and that Executive’s breach or threatened breach of such covenants shall cause the Company irreparable harm and significant injury, the amount of which shall be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate. Therefore, Executive agrees that the Company shall be entitled, without the necessity of posting of any bond or security, to the issuance of injunctive relief by any court of competent jurisdiction enjoining any breach or threatened breach of such covenants and for any other relief such court deems appropriate. This right shall be in addition to any other remedy available hereunder or otherwise, whether at law or in equity.

19.         WAIVER

The waiver by either party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver or any subsequent breach by either party hereto.

20.         PROPRIETARY INFORMATION

The Executive agrees that all processes, procedures, programs, discoveries, ideas, conceptions, formulae, improvements, developments, technologies, designs, inventions, processes, designs, software, firmware, hardware, diagrams, copyrights, trade secrets, and any other proprietary information (collectively, the “Proprietary Information”), whether or not patentable or copyrightable, conceived, developed, invented, or made solely by the Executive, or jointly with others, during the Term of the Agreement shall be the property of, and belongs to, the Company.

The Executive agrees to promptly and freely disclose to the Company all such Proprietary Information which Executive conceives as a result of his employment by the Company, and Executive agrees to assign and hereby does assign all of his interest therein to the Company. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments, which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States, or any foreign country, to otherwise protect the Company's interest in the Proprietary Information or to vest title to the Proprietary Information in the Company. These obligations shall survive the termination of Executive's employment and shall be binding upon Executive's assigns, executors, administrators, and other legal representatives.

21.         BINDING EFFECT AND ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Executive and his heirs and legal representatives.  This Agreement is personal as to Executive and may not be assigned by Executive without first obtaining the written consent of the Company. This Agreement may not be assigned by the Company without the prior consent of Executive.

22.         SEVERABILITY

The unenforceability of any provision or provisions of this Agreement shall not affect the enforceability of any other provision of this Agreement. If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Executive shall be deemed reinstated as if this agreement had not been executed.

23.         ENTIRE UNDERSTANDING

This Agreement contains the entire understanding of the parties relating to the employment of the Executive by the Company.  It may be changed only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

24.         AMENDMENT AND DEFAULT

This Agreement may be amended in whole or part at any time and from time to time but only in writing in a form substantially similar to the form hereof.  In the event of default or breach of any of the terms and conditions hereof the defaulting party agrees to pay the reasonable attorneys’ fees incurred by the other party in enforcing the provisions hereof.

25.         COUNTERPARTS AND ELECTRONIC SIGNATURES

This Agreement may be executed in counterpart, and may be executed by way of facsimile or electronic signature, and if so, shall be considered an original.

25.         CONFLICT DISCLOSURE AND WAIVER

Each party agrees that they have had an opportunity to participate in the drafting, preparation and negotiation of this Agreement. Each of the parties expressly acknowledges such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter thereof and agrees that the provisions of this Agreement shall be construed without prejudice to the party who actually memorialized this Agreement in final form. Paesano Akkashian Apkarian, P.C. (“PAA”) and its attorneys serve as counsel for the Company. PAA has also served as counsel for the Executive in matters related to the Company and its subsidiaries. PAA has advised the Executive that a conflict of interest exists in PAA representing the Company under this Agreement given its relationship with the Executive. The Executive has been advised to seek independent legal counsel. The Executive has either sought independent legal counsel prior to executing this Agreement, or has had the opportunity to do so, and has elected not to seek independent legal counsel. Either way, the Executive waives any and all conflicts of interest in PAA serving as counsel for the Company under this Agreement, and agrees to release, indemnify and hold PAA harmless from any claims of conflict, or any claims under any theories that could be alleged against PAA.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

AGREED:

AMERICAN INCOME HOUSING TRUST, INC.

/s/ Jeff Howard

Jeff Howard

Chief Executive Officer

EXECUTIVE

/s/ Sean Zarinegar

Sean Zarinegar

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